Exhibit 10.1

June 29, 2005

Mr. W. James McNerney, Jr.

3M Center

St. Paul, MN 55144

RE:         Resignation as Chairman of the Board and Chief Executive Officer

Dear Jim:

I want to express to you on behalf of 3M’s Board of Directors our appreciation for your years of service to the company and the significant contributions you have made to 3M in your role as Chairman of 3M’s Board of Directors and Chief Executive Officer (“CEO”). This letter agreement serves to memorialize your voluntary resignation effective as of June 30, 2005 (the “Date of Termination”), as 3M’s CEO, as Chairman of the Board of 3M’s Board of Directors, and from all other positions that you then hold as an employee, officer or an employee, officer or member of the board of directors of 3M’s subsidiaries or affiliates and our understanding of certain matters regarding your departure. This letter also constitutes 3M’s acceptance of your resignation.

1.                                       Characterization under Employment Agreement.  For purposes of your employment agreement with 3M dated as of December 4, 2000 (the “Employment Agreement”), your resignation will be treated as a termination of employment by you other than for Good Reason.  Capitalized terms used in this letter agreement and not otherwise defined shall have the meaning ascribed thereto in the Employment Agreement.

2.                                       Equity and Other Compensatory Awards. Consistent with the terms of the Employment Agreement, all of your vested stock options as of the Date of Termination will remain exercisable for ninety (90) days following the Date of Termination and there are no limitations on your exercise of the vested stock options or sale of the underlying stock other than those related to insider information.  The window for such sales is scheduled to open on or about July 22, 2005.  We will promptly notify you of any change in such date.  During this ninety-day period, you agree to notify Gregg M. Larson prior to engaging in any transaction in 3M securities so as to consult about the potential applicability of insider trading restrictions.  All of your other equity and other compensatory awards will be governed by their terms and the terms of the plans or programs under which they were granted, such that unvested restricted stock, stock options, and awards under the Performance Unit Plan will be forfeited as of the Date of Termination.

3.                                       Compensation and Benefits.  Consistent with the terms of Section 8.01 of the Employment Agreement, 3M will pay you immediately after the Termination Date (or as soon thereafter as reasonably possible) your accrued but unpaid base salary, any accrued but unused vacation benefits and personal holidays, and your earned profit sharing under the Executive Profit Sharing Plan for the quarter ending June 30, 2005.  Your participation in 3M’s employee benefit plans will end as of the Date of Termination in accordance with the provisions of such plans, although the termination will have no impact on any benefits in which you shall have become vested prior to such Date of Termination.  All of your unvested employee benefits, including but not limited to your qualified and nonqualified pension benefits and the supplemental retirement benefits provided for in Article VII of the Employment Agreement, will be forfeited as of the Date of Termination in accordance with the terms of the respective employee benefit plans and the Employment Agreement.  You will also be reimbursed for any incurred but unreimbursed business expenses in accordance with 3M’s procedures upon presentation of documentation and 3M will make any unpaid payments that are due for benefits for the period of your employment.    You expressly acknowledge and agree that you are not entitled to receive any severance pay or severance benefits of any kind whatsoever from 3M or any of its affiliates as a result of the termination of your employment.

4.                                      Post-Termination Assistance. You agree that, following your resignation, you will use reasonable business efforts, with due regard for your other commitments, to provide assistance to 3M consistent with the following and 3M will reimburse any expenses you incur in connection therewith:

a.               Consult as reasonably requested by 3M for a period of at least sixty (60) days following public announcement of your resignation.

b.              Provide reasonable assistance to support the certifications by 3M’s interim Chief Executive Officer and 3M’s Chief Financial Officer in connection with 3M’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005 to the extent, and only to the extent, you have current knowledge.

c.               To reasonably cooperate with 3M on claims and litigation arising out of pre-termination matters related to 3M as to which you have knowledge as a result of your 3M service.

5,                                      Waiver of Rights.  You acknowledge that there are various state, local and federal laws that prohibit employment discrimination on a number of bases including, but not limited to, age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101; the Employee Retirement

Income Security Act, as amended, 29 U.S.C. Sec. 1001 et. sec.; and 42 U.S.C. Sec. 1981, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. In consideration of this letter agreement and other good and valuable consideration, the receipt and sufficiency of which you will acknowledge by signing this letter agreement, you herby waive and release any rights you may have as of the date of your execution of this letter agreement under these or any other laws with respect to your employment and termination of employment with 3M and acknowledge that based on your knowledge as of the date of your execution of this letter agreement, 3M has not (a) discriminated against you, (b) breached any contract with you, (c) committed any civil wrong (tort) against you, or (d) otherwise acted unlawfully towards you.

6.                                      Entire Agreement. This letter agreement sets forth the entire agreement of you and 3M with respect to the subject matter hereof, and supersedes and terminates in their entirety any prior agreements between you and 3M, including the Employment Agreement, except those provisions that expressly survive the termination of employment, including the obligations of non-solicitation of employees, confidentiality and non-competition in Article IX and the obligation of indemnification as director and officer in Section 10.16, and the 3M Employee Agreement that you signed. Any rights of indemnification and to director and officer liability insurance shall also remain in full force and effect.

Thanks again Jim for your leadership and for all you have done for 3M.

Sincerely,

/s/ Robert S. Morrison
Robert S. Morrison,
Chairman of the Board
3M Board of Directors

/s/ W. James McNerney, Jr.
W. James McNerney, Jr.